3.2(a) Article V of Second Amended and Restated Bylaws, as amended through May 27, 2011

5.1 General. The Corporation shall indemnify to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, any person who was or is a party to or witness in or is threatened to be made a party to or witness in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative whether formal or informal (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, except for any of the following: (1) receipt of a financial benefit to which the Director or officer was not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation by a Director of section 490.833 of the Iowa Business Corporation Act; (4) an intentional violation of criminal law; and, (5) in the case of an officer, liability in connection with a proceeding by or in the right of the Corporation other than for reasonable expenses incurred in connection with the proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the Director or officer did not meet the relevant standard of conduct.

5.2 Actions by or in the Right of the Corporation. The Corporation shall indemnify to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended any person who was or is a party to or witness in or is threatened to be made a party to or witness in any threatened, pending, or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if liability was precluded by Article VII of the Corporation's Articles of Incorporation or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation, or adjudged to be liable on the basis that such person received a financial benefit to which he was not entitled, unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

5.3 Indemnification in Certain Cases. To the extent that a Director or officer of the Corporation has been successful on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article V, in defense of any claim, issue, or matter therein, or for the successful enforcement of any right or protection provided under this Article V, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

5.4 Procedure. Any indemnification under Sections 1 and 2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized for a specific proceeding after a determination that indemnification of the Director or officer is permissible in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made by any means authorized by law, including, without limitation, by any one of the following:

a.
If there are two or more disinterested Directors, by the Board of Directors by a majority vote of all the disinterested Directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested Directors appointed by such a vote.

b.
By special legal counsel selected in the manner prescribed in paragraph "a", or if there are fewer than two disinterested Directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested Directors may participate.

c.	By the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested Director shall not be voted on the determination.

5.5 Advances for Expenses. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall, after authorization as provided by the Iowa Business Corporation Act, be paid by the Corporation to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended, in advance of the final disposition of such action, suit, or proceeding upon receipt of a written undertaking by or on behalf of the Director or officer to repay any funds advanced if the Director or officer is not entitled to mandatory indemnification under the Iowa Business Corporation Act and it is ultimately determined that the Director or officer has not met the relevant standard of conduct described in section 490.851 or section 490.856, respectively, of the Iowa Business Corporation Act.

5.6 Rights Not Exclusive; Contractual Right. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of shareholders, disinterested Directors, determination by special legal counsel or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices. This Article V shall be deemed to be a contract between the Corporation and each Director or officer of the Corporation, and neither the amendment nor repeal of any provision of this Article V, nor the adoption of any provision of these Bylaws, the Articles of Incorporation, or applicable law inconsistent with this Article V, shall adversely affect any right or protection of any Director or officer established pursuant to this Article V existing at the time of such amendment, repeal or adoption of an inconsistent provision, including, without limitation, by eliminating or reducing the effect of this Article V for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

5.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

5.8 Definition of Corporation. For the purposes of this Article V, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

5.9 Survival Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article V shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.